Exhibit 99.1

AITX’s RAD Expands Further into Oil and Gas Industry with Solar-Powered AVA

Company Receives First Purchase Order for Newly Announced Access Control Solution

Detroit, Michigan, March 13, 2024 – Robotic Assistance Devices (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), today announced it received the first order for a solar-powered AVA™ autonomous access control device. The end user is in the Oil & Gas industry and seeks to automate ingress and egress to remote areas in order to reduce manned guard service expense.

Steve Reinharz, CEO/CTO of AITX and RAD, commented, “This is the first such solution of its kind that I’m aware of and the result of our Company constantly seeking to say, ‘yes’ to client solution requests.”

The opportunity came through one of RAD’s largest channel partners and continues RAD’s penetration and acceptance in the Oil & Gas industry.

Within the Oil & Gas industry, securing access to remote sites is essential for ensuring safety and protecting valuable assets. Traditionally, manned security guards have been deployed in these remote locations to manage access control. However, staffing personnel in such isolated areas presents significant challenges. Remote sites lack basic infrastructure and amenities, making it difficult to sustain a continuous manned guarding presence. Moreover, the logistics of transporting and accommodating security personnel in these environments can be both costly and risky. To address these challenges, there’s a growing trend towards deploying innovative access control solutions, such as RAD’s Solar AVA. These devices offer a cost-effective and efficient alternative to traditional manned guarding services, enhancing security while minimizing the risks and expenses associated with staffing personnel in remote oil and gas operations.

The Solar AVA system merges the technology of RAD’s award-winning AVA with the solar-powered foundation previously exclusive to RAD’s RIO line of solar-powered security towers. This integration represents a significant advancement, combining the intelligence and functionality of AVA with the reliable and portable energy solution of solar power. By leveraging the established success of RAD’s solar-powered infrastructure, Solar AVA offers enhanced versatility and efficiency, catering to a broader range of access control and security applications.

Reinharz added, “The potential for RAD’s security and access control solutions in the Oil & Gas industry is immense. We look forward to supporting and expanding our presence with these new clients as we do in all market sectors.”

With approximately 1.2 million oil and gas production facilities scattered across the United States, the industry forms a vast and intricate network crucial to the nation’s energy infrastructure. These facilities encompass a wide array of operations, including exploration, drilling, extraction, refining, and distribution, supporting both domestic consumption and global energy demands.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz